CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share
2021 Incentive Award Plan	859,500(2)(3)	$1.85(5)	$1,590,075	$175.23
2021 Employee Stock Purchase Plan	2,500,000(2)(4)	$1.57(6)	$3,925,000	$432.54
Total	3,359,500		$5,515,075	$607.77
(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1922, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock, par value $0.001 per share, of Expion360 Inc. (the “Company”) which become issuable under the Expion360 Inc. 2021 Incentive Award Plan (the “2021 Plan”) and the Expion360 Inc. 2021 Employee Stock Purchase Plan (“ESPP”), as applicable, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock of Expion360 Inc.
(2)	To the extent that (i) an award under the 2021 Plan or ESPP, as applicable, expires, lapses or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged for cash, surrendered, repurchased or canceled, in any case, in a manner that results in the Company acquiring the underlying shares at a price not greater than the price paid by the participant or not issuing the underlying shares, such shares will be available for future grants under the 2021 Plan or ESPP, as applicable.
(3)	Represents 859,500 shares of common stock of the Company reserved for future issuance under the 2021 Plan.
(4)	Represents 2,500,000 shares of common stock of the Company reserved for future issuance under the 2021 ESPP.
(5)	Pursuant to Rule 457(c) of the Securities Act, and solely for the purposes of calculating the registration fee, the proposed maximum price is based on the average of the high and low prices of the common stock of the Company as reported on the NASDAQ Capital market on October 24, 2022 ($1.85 per share). It is not known how many of these shares will be purchased or at what price.
(6)	Pursuant to Rule 457(h) of the Securities Act, and solely for the purposes of calculating the registration fee, the proposed maximum price is based on the average of the high and low prices of the common stock of the Company as reported on the NASDAQ Capital market on October 24, 2022 ($1.85 per share) multiplied by 85% as directed by Amendment No. 2 to Form S-1 of the Company as filed with the Securities and Exchange Commission on March 22, 2022. It is not known how many of these shares will be purchased or at what price.